Execution Copy

EXHIBIT 8.1 TO THE REGISTRATION STATEMENT ON FORM S-4 DATED SETEMBER 2, 2021

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

September 2, 2021

Board of Directors
Benefit Street Partners Realty Trust, Inc.
1345 Avenue of the Americas
Suite 32-A
New York, NY 10105

Re:	REIT Qualification Opinion

Ladies and Gentlemen:

We have acted as tax counsel to Benefit Street Partners Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-4, including the proxy statement/prospectus forming a part thereof and the documents incorporated by reference therein, filed with the Securities and Exchange Commission as of the date hereof (such registration statement, as it may be amended, the “Registration Statement”), relating to the merger (the “Merger”) of Capstead Mortgage Corporation, a Maryland corporation ( “Capstead”), with and into Rodeo Sub I, LLC, a Maryland limited liability company and a wholly-owned subsidiary of the Company (“Buyer”) pursuant to the Agreement and Plan of Merger, dated as of July 25, 2021 (the “Merger Agreement”), by and among the Company, Buyer, Capstead, and, solely for purposes of Sections 2.6, 3.1(b)(i)(B), 3.3(a), 3.3(i), 7.9, 7.12, 8.1, 8.2 and 9.2(b) and Article VI and X of the Merger Agreement, Benefit Street Partners L.L.C., a Delaware limited liability company (“Manager”).  Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Merger Agreement.

Bases for Opinions

The opinion set forth in this letter is based on relevant current provisions of the Code, the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.  These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

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Benefit Street Partners Realty Trust, Inc.
September 2, 2021

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including, but not limited to (including all exhibits and schedules thereto) which we have, with your consent, relied upon:

1.	the Merger Agreement;

2.	certain organizational documents of the Company and its subsidiaries;

3.	such other documents as we have deemed necessary or appropriate for purposes of this opinion (those documents referred to in clauses (1) through (3), the “Reviewed Documents”).

We do not purport to express an opinion as to the matters addressed in the foregoing opinions.

The opinions set forth in this letter are premised on, among other things, the written representations of the Company contained in a letter to us executed by an officer of the Company dated as of the date hereof (the “Company Management Representation Letter”), which together with the written representations of Capstead to be provided to Hunton Andrews Kurth LLP and us dated as of the date of the Merger (the “Capstead Management Representation Letter”) is referred to as the “Management Representation Letter.”

Although we have discussed the Management Representation Letter with the signatories thereto, for purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Management Representation Letter. We consequently have relied upon the representations and statements of the signatories to the Management Representation Letter, as described in the Reviewed Documents and the Management Representation Letter, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware of any facts inconsistent with the statements in the Management Representation Letter.

In this regard, we have assumed with your consent the following:

1.
that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Management Representation Letter are true, correct, and complete in all material respects as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Management Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete in all material respects as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

2.
the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

Benefit Street Partners Realty Trust, Inc.
September 2, 2021

3.	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

4.
that from and after the date of this letter, the Company, for itself and as the successor to Capstead (with respect to Capstead’s taxable years ending on or before the closing of the Merger), will comply with its representation contained in the Management Representation Letter that the Company will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements by the Company or Capstead (with respect to Capstead’s taxable years ending on or before the closing of the Merger) or any other REIT as to which the Company or Capstead is the successor, to the full extent the remedies under such provisions are available;

5.
that at the time of the Merger (but without taking into account the effects of the Merger) Capstead qualifies as a REIT and will have qualified as a REIT for the entire period of its existence as a corporation for U.S. federal income tax purposes other than as a result of the effects of the Merger;

6.
that the opinion of Hunton Andrews Kurth LLP as of the date hereof regarding  the  REIT  qualification  of  Capstead and  filed as Exhibit 8.2 to the Registration Statement has been delivered and has not been withdrawn; and

7.
that the Merger will occur at the time and in the manner set forth in the Merger Agreement without the waiver of any condition in the Merger Agreement that could reasonably be expected to bear on the qualification of Capstead as a REIT at the Effective Time of the Merger.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Management Representation Letter) may adversely affect the conclusions stated herein.

Benefit Street Partners Realty Trust, Inc.
September 2, 2021

Opinion

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the paragraphs below, we are of the opinion that the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2015, and its proposed method of operation, both prior to the Effective Time of the Merger and following the Effective Time of the Merger, will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2021, and future taxable years.

The Company’s qualification and taxation as a REIT under the Code depends upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various requirements under the Code for qualification and taxation as a REIT, and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code (both with respect to itself and as successor to Capstead, as applicable). Our opinion set forth above does not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future, which could require the Company to pay an excise or penalty tax (either of which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken at this time to review the Company’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state, local or foreign legal or tax issues, including Capstead’s U.S. federal income tax qualification as a REIT prior to the Effective Time, the tax consequences of the Merger and any transactions contemplated by the Merger Agreement prior to the Merger.

This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the date on which the Registration Statement is declared effective. This opinion letter may not be distributed, quoted in whole or in part or reproduced in any document, or filed with any governmental agency without our prior written consent. Except as provided in the next sentence, this opinion letter may not be relied on by any other person for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to Hogan Lovells under the caption “Legal Matters” in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP
HOGAN LOVELLS US LLP